Strategic Partners Mutual Funds, Inc.
For the period ended 04/30/06
File number 811-08085


SUB-ITEM 77-0

Transactions Effected Pursuant to Rule 10f-3


I.    Name of Fund:  STRATEGIC PARTNERS MUTUAL FUNDS, INC.
Strategic Partners Mid-Cap Growth Fund

1.   Name of Issuer:  Tim Hortons, Inc.

2.   Date of Purchase  3/23/06

3.   Number of Securities Purchased
	4,800

4.   Dollar Amount of Purchase
	$111,177.60

5.   Price Per Unit
	$23.162

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom purchased
	Goldman

7.   Other Members of the Underwriting Syndicate:
JP Morgan
Goldman
RBC Capital Markets
Scotia Capital
Bear, Stearns
CIBC World Markets
Cowen & Company
Harris Nesbitt